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                                                                  Exhibit 99.411



MEMO

To:   Market Participants
From: Jason Christian, Market Surveillance Unit
Date: February 5, 1999
Re:   RATIONAL BUYER PROCEDURE

A number of issues are outstanding in the discussion of the implementation of the Rational Buyer proposal. First, a number of market participants have asked for more details regarding the algorithm by which the lowest-cost set of purchase quantities will be found. Second, there remain questions about how additional Regulation capacity may satisfy Operating Reserves requirements when Regulation is a 30-minute-ramp product and Operating Reserves (Spinning and Non-spinning) capacity must be achievable within 10 minutes of dispatch. Third, some questions have been raised as to whether Regulation capacity that satisfies a requirement for Reserves will appear in the BEEP stack. Fourth, there remain some issues regarding the adjustment in settlement to account for the Rational Buyer cost savings. Fifth, there are issues regarding the timing of the ISO's purchases of ancillary services.

1. COST MINIMIZATION ALGORITHM

The Rational Buyer preprocessor solves the problem of finding the set of ancillary-service purchases (net of self-provided A/S) that, when processed through the ASM sequential bid evaluation software, produces the lowest total cost of procuring ancillary services while satisfying the ISO's reliability requirements. This problem cannot be solved with standard linear programming or non-linear programming methods. Instead, the ISO's algorithm searches the set of feasible bid prices, given the bid quantities and bid prices offered in the four A/S auctions. For each feasible set of prices, the associated cost of purchasing ancillary services, and service requirements associated with that cost, is found. The minimum-cost set of requirements is thus found through an exhaustive search of possible outcomes.

The algorithm guarantees that the global minimum of procurement cost is found. There may, however, be several sets of purchase quantities that produce that minimum. To choose between multiple optima, the ISO will rank the sets based on the total absolute changes in MW purchases, compared to the original reliability requirements, and will use the purchases that have the least changes. That is, the ISO will minimize, among the set of minimum-cost service requirements, the use of Regulation, as Reserves, Spinning Reserves as Non-Spin and Replacement, and Non-Spin as Replacement.
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The algorithm is described in more detail in Attachment A.

2. USE OF REGULATION TO MEET OPERATING RESERVES REQUIREMENTS

If all Regulation capacity can in fact only be reached 30 minutes after the AGC signal, then only 1/3 of the bought Regulation capacity could be safely set against requirements for Operating Reserves. To apply the Rational Buyer in these circumstances, the ISO might (1) not purchase Regulation to satisfy operating reserve requirements, (2) pay attention to unit-specific information about ramp rates, or (3) return to the original design, in which Regulation was a ten-minute product. The ISO has not chosen amongst these options. Whatever choice the ISO makes will be consistent with reliable operation of the market, and will take advantage of the information available to the ISO to maintain reliability at minimum cost.

3. DISPATCHING ENERGY OUT OF REGULATION CAPACITY

There has been a question as to whether additional Regulation that is procured to meet a Reserve requirement will be segregated and placed in the BEEP stack. This will not be done. Capacity that is bought as Regulation will be on AGC, with no adjustment to POP except through adjustment that was procured as Reserves or through supplemental Energy bids. This will tend to thin the BEEP stack and cause a more rapid move through the BEEP stack. This is an issue of concern and will be closely monitored once the Rational Buyer is deployed. It is anticipated, however, that the resulting expectation of high BEEP prices will tend to drive down market-clearing prices of capacity bid into the Operating and Replacement Reserves auctions, and lead to less purchases of Regulation under the Rational Buyer procedure.

4. SETTLEMENT ISSUES

The ISO has identified several detailed algorithms to satisfy the requirement that no market participant will be worse off when the Rational Buyer procedure is used than when the original reliability requirements are purchased. The final selection amongst detailed procedures will be made taking into consideration simplicity in settlements for the ISO and for Market Participants, while ensuring that no opportunities for gaming are created. The DSOW is now being drafted, and will be made available for comment within the next two weeks.

5. PURCHASE TIMING

An element of Rational Buying is to shift one's purchases from the forward (i.e., Day Ahead) markets to later (i.e., Hour Ahead) markets when one is faced with kinks in the DA supply curves. As part of its long-term program to strengthen the HA market, as well as to exercise its responsibility to avoid overpaying for ancillary services, the ISO will reduce its DA purchase requirements, and


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simultaneously increase its planned HA purchases, when doing so will significantly reduce total procurement costs, as evaluated as if the initial Reliability requirements were purchased. This analysis will be performed prior to the execution of the Rational Buyer preprocessor. Detailed rules for the timing choice will be circulated for information and comment prior to implementation of the Rational Buyer procedure.

This procedure is consistent with the plans for the expanded purchase of Replacement Reserves.